Exhibit 21
List of Subsidiaries of CTPartners Executive Search Inc.

1.	CTPartners UK Limited (London, U.K.)

2.	CTPartners SAS (Paris, France)

3.	CTPartners HK Limited (Hong Kong)

4.	CTPartners Pte. Ltd. (Singapore)

5.	CTPartners Commercial Consulting (Shanghai) Co., Ltd. (Shanghai, China)

6.	CTPartners (Ontario) ULC (Toronto, Canada)

7.	CTPartners Middle East FZ-LLC (Dubai, U.A.E.)

8.	CTPartners Participações Ltda.

9.	CTPartners Serviços em Recursos Humanos Ltda.

10.	CTPartners Chile Ltda.

11.	CTPartners de Colombia Ltda.

12.	Servicios CTPartners Consultores de México, S. de R.L. de C.V.

13.	CTPartners Consultores de México, S. de R.L. de C.V.

14.	CTPartners de Panama S de R.L

15.	CTPartners de Perú S.R.L.

16.	CTPartners Corporacion SRL

17.	CTPartners Executive Search LLC, Wilmington Geneva Branch

18.	CTPartners GmbH

19.	Taylor Consultancy Latam, S. de R.L.

20.	Augmentum Consulting Limited

21.	CTPartners LA (USA) LLC

22.	CTPartners Latam (US), LLC

23.	CTP Latam (US), LLC

24.	CTPartners Australia Pty Ltd.

25.	CTPartners New Zealand Limited

26.	Neumann Leadership Holding GmbH

27.	NP Neumann & Partners GmbH

28.	Neumann & Partners s.r.o.

29.	Neumann & Partners Vezetoi Tanacsado Korlatolt Felelossegu Tarsasag

30.	Neumann Leadership Deutschland GmbH